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BRISTOL-MYERS SQUIBB BEGINS TENDER OFFER TO ACQUIRE
KOSAN BIOSCIENCES INC.

        PRINCETON, NJ, May 29, 2008—Bristol-Myers Squibb Company (NYSE: BMY) is commencing today, through its wholly owned subsidiary KB Acquisition Corp., a cash tender offer to purchase all outstanding shares of common stock of Kosan Biosciences Inc. (NASDAQ: KOSN). Bristol-Myers Squibb reported earlier today its intent to acquire Kosan.

        Upon the successful closing of the tender offer, shareholders of Kosan will receive $5.50 in cash for each share of Kosan common stock tendered in the offer, less any required withholding taxes. Following the purchase of shares in the tender offer, Kosan will become a subsidiary of Bristol-Myers Squibb.

        Bristol-Myers Squibb will file today with the Securities and Exchange Commission a tender offer statement on Schedule TO that provides the terms of the tender offer. Kosan will file today with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Kosan's board of directors that Kosan shareholders accept the tender offer and tender their shares to Bristol-Myers Squibb. As previously announced, Kosan's board of directors has unanimously concluded that the merger agreement and its related transactions (including the tender offer and the merger) are advisable, fair, and in the best interests of Kosan and it shareholders.

        The tender offer will expire at 12:00 midnight (New York City time) on Wednesday, June 25, 2008, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The offer will be subject to customary conditions, including customary regulatory clearances and the acquisition by Bristol-Myers Squibb of a majority of Kosan's shares on a fully diluted basis.

        D.F. King & Co., Inc. is acting as information agent for Bristol-Myers Squibb. Credit Suisse Securities (USA) LLC is serving as financial advisor to Bristol-Myers Squibb in connection with the transactions and will be the dealer-manager for the tender offer. Lazard Frères & Co. LLC is serving as financial advisors to Kosan in connection with the transactions. Cravath, Swaine & Moore LLP is acting as legal counsel to Bristol-Myers Squibb.

* * * * *

        This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Kansas by Bristol-Myers Squibb Company and the discovery, development and commercialization of certain anticancer agents. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition described in this release will receive all necessary regulatory approvals, that the acquisition will be completed, or if it is completed, that it will close by the timelines described in this release. In addition, the compounds described in this release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be successful, that it will ultimately receive regulatory approval, or that if it receives such approvals, that these compounds will be commercially successful. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Kosan. Bristol-Myers Squibb Company and KB Acquisition Corp. will file a tender offer statement with the Securities and Exchange Commission, and will mail an offer to purchase, forms of letter or transmittal and related documents to Kosan shareholders. Kosan will file with the Securities and Exchange Commission, and will mail to Kosan shareholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of Kosan are urged to read them carefully when they become available.

        These documents will be available at no charge at the SEC's website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or by calling toll-free (888) 605-1958, and may also be obtained from Bristol-Myers Squibb by directing a request to:

Bristol-Myers Squibb Company
Jennifer Fron Mauer
R&D Communications
Phone: 609-252-6579
 jennifer.mauer@bms.com

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BRISTOL-MYERS SQUIBB BEGINS TENDER OFFER TO ACQUIRE KOSAN BIOSCIENCES INC.